Michael J. Woodall	100 Federal Street
Chief of Operations	Boston, MA 02110
Putnam Investor Services

Please vote today.

Dear Valued Shareholder:

I am writing to ask for your help with a fund proxy solicitation that is currently underway. You are an important shareholder of record in one or more Putnam RetirementReady®Funds, and our records indicate that we have not received your vote.

Shareholders of all RetirementReady®Funds are being asked to approve a new management contract with Putnam Investment Management, LLC, your fund’s investment advisor. The new contract is part of a fee-restructuring project intended to reduce the overall cost (direct and indirect fees and expenses) of the RetirementReady®Funds. Additionally, shareholders of five RetirementReady®Funds are being asked to approve a change in the fundamental investment restriction with respect to diversification to conform with the diversification restriction of other Putnam funds.

The Trustees recommend you vote in favor of the proposal(s).

There are three quick and easy ways to vote:

• Visit the website listed on the proxy card

• Call using the toll-free number listed on the proxy card

• Mail the enclosed proxy card —be sure to sign, date, and return the card in the enclosed postage-paid envelope

I would be extremely grateful for your help with this important initiative. If you have any questions, please call 877-520-8548. We appreciate your investment in the Putnam funds.

Thank you again for your help and support .

Sincerely,

322757 7/20